                                                                    EXHIBIT 12.1

                                                            SL GREEN
                                           COMPANY         PREDECESSOR               SL GREEN PREDECESSOR
                                       (CONSOLIDATED)      (COMBINED)                     (COMBINED)
                                       AUGUST 21, 1997   JANUARY 1, 1997           YEARS ENDED DECEMBER 31,
                                       TO DECEMBER 31,    TO AUGUST 20,   ------------------------------------------
                                            1997              1997          1996       1995       1994       1993
                                      -----------------  ---------------  ---------  ---------  ---------  ---------

EARNINGS: (1):
Income (loss) from continuing
  operations........................      $   6,633         $    (100)    $  (3,470) $  (6,923) $  (5,040) $    (833)
Interest............................          1,637             4,874         7,252      7,338      7,639      4,389
Portion of rent expense
  representative of interest........            497               867         1,344      1,323      1,295      1,271
Amortization of loan costs..........            110               143           192        200        266        275
                                             ------            ------     ---------  ---------  ---------  ---------
Total earnings......................      $   8,877         $   5,784     $   5,318  $   1,938  $   4,160  $   5,102
                                             ------            ------     ---------  ---------  ---------  ---------
                                             ------            ------     ---------  ---------  ---------  ---------

FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS (1):
Interest............................      $   1,637         $   4,874     $   7,252  $   7,338  $   7,639  $   4,389
Interest capitalized................
Portion of rent expense
  representative of interest........            497               867         1,344      1,323      1,295      1,271
Amortization of loan costs
  expensed..........................
Amortization of loan costs
  capitalized.......................            110               143           192        200        266        275
                                             ------            ------     ---------  ---------  ---------  ---------
Total fixed charges.................      $   2,244         $   5,884     $   8,788  $   8,861  $   9,200  $   5,935
                                             ------            ------     ---------  ---------  ---------  ---------
                                             ------            ------     ---------  ---------  ---------  ---------
Ratio of earnings to fixed
  charges...........................           3.96               .98           .61        .22        .45        .86
                                             ------            ------     ---------  ---------  ---------  ---------
                                             ------            ------     ---------  ---------  ---------  ---------
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(1) To date, the Company has not issued any preferred stock.